UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2021

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1560 Broadway, Suite 17-105, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(303) 816-8070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment

On May 24, 2021, MassRoots, Inc., a Delaware corporation (the “Company”) filed with the Secretary of State of the State of Delaware:

(i)	a certificate of amendment of the certificate of incorporation of the Company to amend the provisions of the Company’s Certificate of Designations, Preferences, and Rights of the Series X Convertible Preferred Stock filed with the Secretary of State on May 24, 2021 (“Series X Amendment”); and

(i)	a certificate of amendment of the certificate of incorporation of the Company to amend the provisions of the Company’s Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock filed with the Secretary of State on December 30, 2020 (“Series Y Amendment”).

Series X Amendment and Series Y Amendment are identical except for pertaining to Certificate of Designations, Preferences, and Rights of the Series X Convertible Preferred Stock filed with the Secretary of State on May 24, 2021 (“Series X Certificate of Designations”) and Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock filed with the Secretary of State on December 30, 2020 (“Series Y Certificate of Designations”) respectively.

The amendments, which were effective upon filing, changed the conversion rights of the holders of shares of convertible preferred stock to allow the Company to extend the time period before conversion of Series X and Y Convertible Preferred Stock up until November 30, 2022, subject to certain conditions including the increase of the Company’s authorized shares of common stock to 1,200,000,000 and closing of a definitive agreement with Empire Services, Inc. (“Empire”) to acquire the entirety of issued and outstanding equity of Empire. Further, under the terms of Series X Certificate and Series Y Certificate, as amended, the Company is required to exercise its redemption option and use 10% of aggregate proceeds from capital raises amounting to $10 million to redeem its outstanding preferred shares (10% for Series X Preferred Stock and 10% for Series Y Preferred Stock) and 15% (15% for Series X Preferred Stock and 15% for Series Y Preferred Stock) of the portion of such aggregate capital raises that exceeds $10 million in the event Qualified Equity Financing (as defined in Series X Amendment and Series Y Amendment) occurs. Should the Company list its common stock to a senior exchange, the Company will be required to redeem 40% of its outstanding shares of the holders of Series X Preferred Stock and Series Y Preferred Stock on a pro rata basis.

The above description of Series X Amendment and Series Y Amendment is a summary and is qualified by reference to the full text of Series X Amendment and Series Y Amendment, which are attached hereto as Exhibit 3.1 and Exhibit 3.2 respectively and incorporated herein by reference.

Series X Certificate of Designations

As previously reported by the Company in the Company’s Annual Report on Form 10-K for the fiscal yesar ended December 31, 2020, the Company filed Series X Certificate of Designations with the Secretary of State of the State of Delaware on November 23, 2020. Nevertheless, on May 24, 2021, in the process of filing of Series X Amendment, the Company was informed by the representative of the Secretary of State of the State of Delaware (the “Representative”) that the Series X Certificate of Designations had not been previously filed. In response, the Company provided the Representative with a copy of Series X Certificate stamped by the Secretary of State of the State of Delaware dated November 23, 2020, SR 20208466098, File Number 5325528. Nevertheless, the Representative advised that the Series X Certificate of Designations was not in the records of the Secretary of State of the State of Delaware and requested the Company re-filed with Series X Certificate the Secretary of State of the State of Delaware. In the interest of administrative economy, the Company complied.

As a result, the Company is currently in possession of filed and stamped copies of Series X Certificate as follows:

(i)	a copy dated November 23, 2020, SR 20208466098, File Number 5325528; and

(ii)	a copy dated May 24, 2020, SR 20212025083, File Number 5325528.

It is the Company’s position that the situation resulted from a scrivener’s error on the side of the Secretary of State of the State of Delaware. In any event, the Company represents and acknowledges that all issuances of the shares of Series X Preferred Stock are confirmed, approved, and ratified by the board of directors of the Company.

Item 7.01 Regulation FD Disclosure.

On May 25, 2021, the Company issued a press release announcing the filing of Series X Amendment and Series Y Amendment with the Secretary of State of the State of Delaware. A copy of this press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits: The following exhibits are filed as part of this report:

Exhibit No.	Description
3.1	Certificate of amendment of the certificate of incorporation of the Company effective May 24, 2021, amending Certificate of Designations, Preferences, and Rights of the Series X Convertible Preferred Stock filed with the Secretary of State on May 24, 2021
3.2	Certificate of amendment of the certificate of incorporation of the Company effective May 24, 2021, amending Certificate of Designations, Preferences, and Rights of the Series Y Convertible Preferred Stock filed with the Secretary of State on December 30, 2020
99.1	Press Release of the Company issued on May 25, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: May 25, 2021	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer

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